Exhibit 99.1

Armstrong Flooring Announces Successful Bid for North American Business and Binding Bids to Acquire Chinese and Australian Businesses

LANCASTER, PA., July 10, 2022 – Armstrong Flooring, Inc. (OTC: AFIIQ), a leader in the design and manufacture of innovative flooring solutions (“Armstrong Flooring” or “the Company”), today announced that it has entered into a binding Asset Purchase Agreement with a consortium of buyers consisting of AHF, LLC and Gordon Brothers pursuant to which these buyers will acquire substantially all Armstrong Flooring Inc.’s North American assets for $107 million in cash and assumption of specified assumed liabilities. This binding Asset Purchase Agreement was the culmination of the Company’s Chapter 11 auction process for its North American assets.

The auctions for the sale of the Company’s Chinese and Australian businesses have not yet formally concluded, but we expect to conclude them in the near term. The Company has received binding bids to acquire each of the Chinese business and the Australian business and will sign the definitive purchase agreements for these transactions as soon as the auctions close. The Chinese and Australian businesses will continue to operate as usual and the operations remain unaffected by the Chapter 11 cases.

The AHF and Gordon Brothers consortium would acquire substantially all of the assets of North America. AHF plans to continue operating the Lancaster, Kankakee and Beech Creek locations, and the Company would pursue an orderly winddown of its Jackson and Stillwater locations on July 15, 2022. Pending consummation of the sale of its North American assets, which is scheduled for July 22, 2022, Armstrong Flooring will continue to operate as usual in all North American geographies and remains committed to its customers and other stakeholders.

The proposed transactions are the outcome of a Court-supervised auction that commenced on June 27, 2022 during which the bid from the AHF and Gordon Brothers consortium was the sole binding bid received for substantially all of the North American assets. The proposed transactions are subject to Bankruptcy Court approval, as well as regulatory approvals and customary closing conditions.

“We have been working hard to execute an efficient and value-maximizing sale of the business while keeping the best interests of our valued stakeholders at the forefront of all that we do. In light of the agreement we have reached with AHF and Gordon Brothers, and the agreements we are close to signing with the buyers of the Chinese and Australian businesses following consummation of the auction, Armstrong Flooring is now one step closer to achieving that goal,” said Michel Vermette, President and Chief Executive Officer. “We had hoped to identify a buyer for the entire business and avoid any closures of our facilities; however, based on the options available to us, we believe this is the best possible path forward for our business. This reflects the support of our ABL lenders, creditors and other key stakeholders, and has been approved by our Board of Directors. While we cannot speak on behalf of the proposed buyers, we are encouraged that they see the potential of the Company in the markets we serve and understand the role our people play in driving the business forward.”

The proposed North American sale transaction will be heard at a U.S. Bankruptcy Court hearing currently scheduled for July 12, 2022, and the sale transactions for our Chinese and Australian businesses also will be heard at the time provided the auction is closed in time.

The Company is working alongside its DIP lenders to enable Armstrong Flooring to continue operating its business while the buyers finalize all details and close the sale transactions.

About Armstrong Flooring

Armstrong Flooring, Inc. is a global leader in the design and manufacture of innovative flooring solutions that inspire beauty wherever your life happens. Headquartered in Lancaster, Pennsylvania, Armstrong Flooring continually builds on its resilient, 150-year legacy by delivering on its mission to create a stronger future for customers through adaptive and inventive solutions. The company safely and responsibly operates seven manufacturing facilities globally, working to provide the highest levels of service, quality, and innovation to ensure it remains as strong and vital as its 150-year heritage. Learn more at www.armstrongflooring.com.

Forward Looking and Cautionary Statements

Disclosures in this release and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding proposed asset sales and judicial approval, provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated, or implied is included in our reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

Contact:

Media:	Investors:
Rachel Chesley / Diana Baldo	Amy Trojanowski
ArmstrongFlooring@fticonsulting.com	ir@armstrongflooring.com